MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Goldspan Resources Inc, of our report dated September 24, 2007 on our audit of the financial statements of Goldspan Resources Inc as of July 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception March 2, 2007 through July 31, 2007 for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
September 28, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501